EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 333-135136, No. 333-122767, and No. 333-123402 on Form S-3, and No. 333-68775, No. 333-69977, No. 333-37668, No. 333-81849, No. 333-91460, No. 333-120540, and No. 33-55784 on Form S-8 of our report dated September 27, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to supplemental information), relating to the Statement of Revenues and Direct Operating Expenses of the Dominion Resources Inc.’s Gulf Coast, Rocky Mountain and San Juan Exploration & Production Operations (the “Properties”), as defined in the purchase and sale agreement dated June 1, 2007 between Dominion Resources Inc. and XTO Energy Inc. for the year ended December 31 2006 appearing in this current report on Form 8-K/A dated October 12, 2007, of XTO Energy Inc.

/s/ Deloitte & Touche LLP

Houston, Texas

October 11, 2007